Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
	Executive Vice President & CFO	Vice President, Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS FISCAL 2022 FIRST QUARTER RESULTS

81% Year-over-Year Increase in Pretax Profit

Gross Margin Percentage Increased 260 Basis Points Year-over-Year

Interest Expense as a Percent of Total Revenues Declined 240 Basis Points Year-Over-Year

Consolidated Backlog Dollars Increased 13% to $1.89 Billion

21% Increase in Consolidated Controlled Lots

MATAWAN, NJ, March 1, 2022 – Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, reported results for its fiscal first quarter ended January 31, 2022.

RESULTS FOR THE FIRST QUARTER ENDED JANUARY 31, 2022:

●	Total revenues were $565.3 million in the first quarter of fiscal 2022, compared with $574.7 million in the same quarter of the prior year.

●

Homebuilding gross margin percentage, after cost of sales interest expense and land charges, increased 260 basis points to 19.9% for the three months ended January 31, 2022 compared with 17.3% during the same period a year ago.

●

Homebuilding gross margin percentage, before cost of sales interest expense and land charges, increased 170 basis points to 22.4% during the fiscal 2022 first quarter compared with 20.7% in last year’s first quarter.

●

Total SG&A was $72.2 million, or 12.8% of total revenues, in the fiscal 2022 first quarter compared with $63.7 million, or 11.1% of total revenues, in the previous year’s first quarter. Excluding $5.7 million of incremental phantom stock expense, total SG&A would have been $66.5 million, or 11.8% of total revenues, for the first quarter of fiscal 2022.

●	Total interest expense as a percent of total revenues improved by 240 basis points to 4.8% for the first quarter of fiscal 2022 compared with 7.2% during the first quarter of fiscal 2021.

●

Income before income taxes for the first quarter of fiscal 2022 was $35.4 million, up 80.8%, compared with $19.6 million in the first quarter of the prior fiscal year. Excluding $5.7 million of incremental phantom stock expense, income before income taxes would have been $41.1 million in the first quarter of fiscal 2022.

●

Net income increased 30.9% to $24.8 million, or $3.07 per diluted common share, for the three months ended January 31, 2022 compared with net income of $19.0 million, or $2.75 per diluted common share, in the first quarter of the previous fiscal year.

●

Consolidated contract dollars in the first quarter of fiscal 2022 were $798.3 million (1,551 homes) compared with $797.7 million (1,778 homes) in the same quarter last year and increased 53.1% compared to $521.4 million (1,322 homes) in the first quarter of fiscal 2020. Contract dollars, including domestic unconsolidated joint ventures(1), for the three months ended January 31, 2022 were $870.6 million (1,659 homes) compared with $899.6 million (1,962 homes) in the first quarter of fiscal 2021 but increased 38.6% compared to $628.3 million (1,492 homes) in the first quarter of fiscal 2020.

●

While consolidated contracts per community decreased to 14.0 for the first quarter ended January 31, 2022 compared to the white-hot pace of 16.9 contracts per community in last year’s first quarter, it is still a strong, above normal pace for the first quarter. Consolidated contracts per community increased 44.3% in the first quarter of fiscal 2022 compared to the pre-COVID sales pace of 9.7 contracts per community during the first quarter of fiscal 2020. Contracts per community, including domestic unconsolidated joint ventures, decreased to 13.2 contracts per community for the first quarter of fiscal 2022 compared with 15.8 contracts per community for the first quarter of fiscal 2021, but increased 41.9% compared to 9.3 contracts per community for the fiscal 2020 first quarter.

●

As of the end of the first quarter of fiscal 2022, consolidated community count was up 5.7% to 111 communities, compared with 105 communities at January 31, 2021. Community count, including domestic unconsolidated joint ventures, was 126 as of January 31, 2022, compared with 124 communities at the end of the previous year’s first quarter.

●

The dollar value of consolidated contract backlog, as of January 31, 2022, increased 13.2% to $1.89 billion compared with $1.67 billion as of January 31, 2021. The dollar value of contract backlog, including domestic unconsolidated joint ventures, as of January 31, 2022, increased 13.5% to $2.14 billion compared with $1.88 billion as of January 31, 2021.

●

Consolidated deliveries decreased to 1,174 homes in the fiscal 2022 first quarter compared with 1,385 homes in the previous year’s first quarter. For the fiscal 2022 first quarter, deliveries, including domestic unconsolidated joint ventures, decreased to 1,283 homes compared with 1,504 homes during the first quarter of fiscal 2021.

●

The contract cancellation rate for consolidated contracts was 14% for the first quarter ended January 31, 2022 compared with 17% in the fiscal 2021 first quarter. The contract cancellation rate for contracts including domestic unconsolidated joint ventures was 14% for the first quarter of fiscal 2022 compared with 16% in the first quarter of the prior year.

(1)When we refer to “Domestic Unconsolidated Joint Ventures”, we are excluding results from our single community unconsolidated joint venture in the Kingdom of Saudi Arabia (KSA).

LIQUIDITY AND INVENTORY AS OF JANUARY 31, 2022:

●

During the first quarter of fiscal 2022, land and land development spending increased to $194.8 million compared with $178.6 million in the same quarter one year ago. This was the third highest of any quarter in the last 12 years.

●	Total liquidity at January 31, 2022 was $271.0 million, above our targeted liquidity range of $170 million to $245 million.

●	In the first quarter of fiscal 2022, approximately 2,900 lots were put under option or acquired in 27 consolidated communities.

●

As of January 31, 2022, the total controlled consolidated lots increased 20.7% to 32,328 compared with 26,782 lots at the end of the first quarter of the previous year. Based on trailing twelve-month deliveries, the current position equaled a 5.4 years’ supply.

FINANCIAL GUIDANCE(2):

The Company is reiterating its financial guidance for the second quarter and for the full year of fiscal 2022. Financial guidance below assumes no adverse changes in current market conditions, including further deterioration in the supply chain, or increased inflation and excludes further impact to SG&A expenses from phantom stock expense related solely to stock price movements from the closing price of $96.88 at January 31, 2022.

●

For the second quarter of fiscal 2022, total revenues are expected to be between $700 million and $750 million, gross margin, before cost of sales interest expense and land charges, is expected to be between 23.0% and 25.0% and adjusted pretax income is expected to be between $60 million and $75 million

●

For fiscal 2022, total revenues are expected to be between $2.80 billion and $3.00 billion, gross margin, before cost of sales interest expense and land charges, is expected to be between 23.5% and 25.5%, adjusted pretax income is expected to be between $260 million and $310 million, adjusted EBITDA is expected to be between $410 million and $460 million and fully diluted earnings per share is expected to be between $26.50 and $32.00. At the midpoint of our guidance, we anticipate our shareholders equity to increase by approximately 105% by October 31, 2022.

●	Continue to focus on leverage levels and anticipate reducing debt by approximately $200 million during fiscal 2022.

(2)The Company cannot provide a reconciliation between its non-GAAP projections and the most directly comparable GAAP measures without unreasonable efforts because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items required for the reconciliation. These items include, but are not limited to, land-related charges, inventory impairment loss and land option write-offs and loss (gain) on extinguishment of debt. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results.

COMMENTS FROM MANAGEMENT:

“The impact of the Omicron COVID variant further exacerbated industry supply chain disruptions and labor shortages resulting in longer construction cycle times and pushing some expected first quarter home deliveries into our second quarter. In spite of the challenges with missed deliveries, we are pleased that our first quarter adjusted profit exceeded the high end of the guidance,” stated Ara K. Hovnanian, Chairman of the Board, President and Chief Executive Officer. “Demand for new homes during our first quarter was strong and exceeded our expectations. Despite the mortgage rate increases since January 1st, demand remained robust through February and we have continued to raise home prices in approximately 80% of our communities. All signs point to a strong spring selling season. As we move forward, we will continue to capitalize on current market conditions, focus on tactics to deal with supply chain disruptions and make progress on improving our profitability.”

“Due to continued supply chain issues, persistent labor market tightness and lumber price fluctuations, we reiterate, rather than increase, our prior guidance for both the second quarter and fiscal 2022 year,” stated Larry Sorsby, Executive Vice President and Chief Financial Officer. Our guidance reflects a large year over year increase in both our adjusted gross margin and adjusted pretax income during the second quarter and full year of fiscal 2022 and we remain confident we will achieve it. Given our expectations for strong profitability and cash flow in fiscal 2022, we anticipate paying down an additional $200 million of debt in fiscal 2022 after reducing debt by approximately $200 million in 2021. We remain focused on strengthening our balance sheet and plan to continue to increase shareholders equity and reduce debt further in future years.”

WEBCAST INFORMATION:

Hovnanian Enterprises will webcast its fiscal 2022 first quarter financial results conference call at 11:00 a.m. E.T. on Tuesday, March 1, 2022. The webcast can be accessed live through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com. For those who are not available to listen to the live webcast, an archive of the broadcast will be available under the “Past Events” section of the Investor Relations page on the Hovnanian website at http://www.khov.com. The archive will be available for 12 months.

ABOUT HOVNANIAN ENTERPRISES, INC.:

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Matawan, New Jersey and, through its subsidiaries, is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina, Texas, Virginia, Washington, D.C. and West Virginia. The Company’s homes are marketed and sold under the trade name K. Hovnanian® Homes. Additionally, the Company’s subsidiaries, as developers of K. Hovnanian’s® Four Seasons communities, make the Company one of the nation’s largest builders of active lifestyle communities.

Additional information on Hovnanian Enterprises, Inc. can be accessed through the “Investor Relations” section of the Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail list, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

NON-GAAP FINANCIAL MEASURES:

Consolidated earnings before interest expense and income taxes (“EBIT”) and before depreciation and amortization (“EBITDA”) and before inventory impairment loss and land option write-offs (“Adjusted EBITDA”) are not U.S. generally accepted accounting principles (GAAP) financial measures. The most directly comparable GAAP financial measure is net income. The reconciliation for historical periods of EBIT, EBITDA and Adjusted EBITDA to net income is presented in a table attached to this earnings release.

Homebuilding gross margin, before cost of sales interest expense and land charges, and homebuilding gross margin percentage, before cost of sales interest expense and land charges, are non-GAAP financial measures. The most directly comparable GAAP financial measures are homebuilding gross margin and homebuilding gross margin percentage, respectively. The reconciliation for historical periods of homebuilding gross margin, before cost of sales interest expense and land charges, and homebuilding gross margin percentage, before cost of sales interest expense and land charges, to homebuilding gross margin and homebuilding gross margin percentage, respectively, is presented in a table attached to this earnings release.

Adjusted pretax income, which is defined as income before income taxes excluding land-related charges is a non-GAAP financial measure. This earnings release also presents income before income taxes adjusted to exclude the impact of incremental phantom stock expense. The most directly comparable GAAP financial measure is income before income taxes. The reconciliation for historical periods of adjusted pretax income to income before income taxes is presented in a table attached to this earnings release.

Total liquidity is comprised of $271.0 million of cash and cash equivalents, $8.1 million of restricted cash required to collateralize letters of credit and $125.0 million availability under the senior secured revolving credit facility as of January 31, 2022.

FORWARD-LOOKING STATEMENTS

All statements in this press release that are not historical facts should be considered as “Forward-Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such forward-looking statements include but are not limited to statements related to the Company’s goals and expectations with respect to its financial results for future financial periods. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic, industry and business conditions and impacts of a significant homebuilding downturn; (2) shortages in, and price fluctuations of, raw materials and labor, including due to changes in trade policies, including the imposition of tariffs and duties on homebuilding materials and products and related trade disputes with and retaliatory measures taken by other countries; (3) the outbreak and spread of COVID-19 and the measures that governments, agencies, law enforcement and/or health authorities implement to address it; (4) adverse weather and other environmental conditions and natural disasters; (5) the seasonality of the Company’s business; (6) the availability and cost of suitable land and improved lots and sufficient liquidity to invest in such land and lots; (7) reliance on, and the performance of, subcontractors; (8) regional and local economic factors, including dependency on certain sectors of the economy, and employment levels affecting home prices and sales activity in the markets where the Company builds homes; (9) increases in cancellations of agreements of sale; (10) fluctuations in interest rates and the availability of mortgage financing; (11) changes in tax laws affecting the after-tax costs of owning a home; (12) legal claims brought against us and not resolved in our favor, such as product liability litigation, warranty claims and claims made by mortgage investors; (13) levels of competition; (14) utility shortages and outages or rate fluctuations; (15) information technology failures and data security breaches; (16) negative publicity; (17) high leverage and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness; (18) availability and terms of financing to the Company; (19) the Company’s sources of liquidity; (20) changes in credit ratings; (21) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, tax laws and the environment; (22) operations through unconsolidated joint ventures with third parties; (23) significant influence of the Company’s controlling stockholders; (24) availability of net operating loss carryforwards; (25) loss of key management personnel or failure to attract qualified personnel; (26) increases in inflation; and (27) certain risks, uncertainties and other factors described in detail in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021 and the Company’s Quarterly Reports on Form 10-Q for the quarterly periods during fiscal 2022 and subsequent filings with the Securities and Exchange Commission. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Hovnanian Enterprises, Inc.
January 31, 2022
Statements of consolidated operations
(In thousands, except per share data)

	Three Months Ended
	January 31,
	2022	2021
	(Unaudited)
Total revenues	$565,313	$574,664
Costs and expenses (1)	538,103	556,995
Income from unconsolidated joint ventures	8,191	1,916
Income before income taxes	35,401	19,585
Income tax provision	10,593	626
Net income	24,808	18,959
Less: preferred stock dividends	2,669	-
Net income available to common stockholders	$22,139	$18,959

Per share data:
Basic:
Net income per common share	$3.12	$2.79
Weighted average number of common shares outstanding	6,389	6,225
Assuming dilution:
Net income per common share	$3.07	$2.75
Weighted average number of common shares outstanding	6,501	6,303

(1) Includes inventory impairment loss and land option write-offs.

Hovnanian Enterprises, Inc.
January 31, 2022
Reconciliation of adjusted pretax income or income before income taxes excluding land-related charges, to income before income taxes
(In thousands)

	Three Months Ended
	January 31,
	2022	2021
	(Unaudited)
Income before income taxes	$35,401	$19,585
Inventory impairment loss and land option write-offs	99	1,877
Income before income taxes excluding land-related charges (1)	$35,500	$21,462

(1) Income before income taxes excluding land-related charges is a non-GAAP financial measure. The most directly comparable GAAP financial measure is income before income taxes.

Hovnanian Enterprises, Inc.
January 31, 2022
Gross margin
(In thousands)

	Homebuilding Gross Margin
	Three Months Ended
	January 31,
	2022	2021
	(Unaudited)
Sale of homes	$551,366	$551,365
Cost of sales, excluding interest expense and land charges (1)	427,873	437,372
Homebuilding gross margin, before cost of sales interest expense and land charges (2)	123,493	113,993
Cost of sales interest expense, excluding land sales interest expense	13,724	16,717
Homebuilding gross margin, after cost of sales interest expense, before land charges (2)	109,769	97,276
Land charges	99	1,877
Homebuilding gross margin	$109,670	$95,399

Homebuilding Gross margin percentage	19.9%	17.3%
Homebuilding Gross margin percentage, before cost of sales interest expense and land charges (2)	22.4%	20.7%
Homebuilding Gross margin percentage, after cost of sales interest expense, before land charges (2)	19.9%	17.6%

	Land Sales Gross Margin
	Three Months Ended
	January 31,
	2022	2021
	(Unaudited)
Land and lot sales	$34	$3,362
Land and lot sales cost of sales, excluding interest and land charges (1)	44	2,266
Land and lot sales gross margin, excluding interest and land charges	(10)	1,096
Land and lot sales interest	21	448
Land and lot sales gross margin, including interest and excluding land charges	$(31)	$648

(1) Does not include cost associated with walking away from land options or inventory impairment losses which are recorded as Inventory impairment loss and land option write-offs in the Condensed Consolidated Statements of Operations.

(2) Homebuilding gross margin, before cost of sales interest expense and land charges, and homebuilding gross margin percentage, before cost of sales interest expense and land charges, are non-GAAP financial measures. The most directly comparable GAAP financial measures are homebuilding gross margin and homebuilding gross margin percentage, respectively.

Hovnanian Enterprises, Inc.
January 31, 2022
Reconciliation of adjusted EBITDA to net income (loss)
(In thousands)

	Three Months Ended
	January 31,
	2022	2021
	(Unaudited)
Net income	$24,808	$18,959
Income tax provision	10,593	626
Interest expense	27,138	41,140
EBIT (1)	62,539	60,725
Depreciation and amortization	1,175	1,338
EBITDA (2)	63,714	62,063
Inventory impairment loss and land option write-offs	99	1,877
Adjusted EBITDA (3)	$63,813	$63,940

Interest incurred	$32,783	$41,457

Adjusted EBITDA to interest incurred	1.95	1.54

(1) EBIT is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income. EBIT represents earnings before interest expense and income taxes.

(2) EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization.

(3) Adjusted EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income. Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and inventory impairment loss and land option write-offs.

Hovnanian Enterprises, Inc.
January 31, 2022
Interest incurred, expensed and capitalized
(In thousands)

	Three Months Ended
	January 31,
	2022	2021
	(Unaudited)
Interest capitalized at beginning of period	$58,159	$65,010
Plus interest incurred	32,783	41,457
Less interest expensed	27,138	41,140
Interest capitalized at end of period (1)	$63,804	$65,327

(1) Capitalized interest amounts are shown gross before allocating any portion of impairments to capitalized interest.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	January 31,	October 31,
	2022	2021
	(Unaudited)	(1)
ASSETS
Homebuilding:
Cash and cash equivalents	$137,898	$245,970
Restricted cash and cash equivalents	14,260	16,089
Inventories:
Sold and unsold homes and lots under development	1,112,928	1,019,541
Land and land options held for future development or sale	175,615	135,992
Consolidated inventory not owned	124,845	98,727
Total inventories	1,413,388	1,254,260
Investments in and advances to unconsolidated joint ventures	67,467	60,897
Receivables, deposits and notes, net	34,798	39,934
Property, plant and equipment, net	20,017	18,736
Prepaid expenses and other assets	62,069	56,186
Total homebuilding	1,749,897	1,692,072

Financial services	143,057	202,758

Deferred tax assets, net	416,213	425,678
Total assets	$2,309,167	$2,320,508

LIABILITIES AND EQUITY
Homebuilding:
Nonrecourse mortgages secured by inventory, net of debt issuance costs	$196,386	$125,089
Accounts payable and other liabilities	335,669	426,381
Customers’ deposits	83,219	68,295
Liabilities from inventory not owned, net of debt issuance costs	75,344	62,762
Senior notes and credit facilities (net of discounts, premiums and debt issuance costs)	1,247,221	1,248,373
Accrued Interest	47,269	28,154
Total homebuilding	1,985,108	1,959,054

Financial services	122,199	182,219
Income taxes payable	4,973	3,851
Total liabilities	2,112,280	2,145,124

Equity:
Hovnanian Enterprises, Inc. stockholders' equity deficit:
Preferred stock, $0.01 par value - authorized 100,000 shares; issued and outstanding 5,600 shares with a liquidation preference of $140,000 at January 31, 2022 and October 31, 2021	135,299	135,299
Common stock, Class A, $0.01 par value - authorized 16,000,000 shares; issued 6,084,670 shares at January 31, 2022 and 6,066,164 shares at October 31, 2021	61	61
Common stock, Class B, $0.01 par value (convertible to Class A at time of sale) - authorized 2,400,000 shares; issued 704,273 shares at January 31, 2022 and 686,876 shares at October 31, 2021	7	7
Paid in capital - common stock	721,569	722,118
Accumulated deficit	(545,088)	(567,228)
Treasury stock - at cost – 470,430 shares of Class A common stock and 27,669 shares of Class B common stock at January 31, 2022 and October 31, 2021	(115,360)	(115,360)
Total Hovnanian Enterprises, Inc. stockholders’ equity	196,488	174,897
Noncontrolling interest in consolidated joint ventures	399	487
Total equity	196,887	175,384
Total liabilities and equity	$2,309,167	$2,320,508

(1)	Derived from the audited balance sheet as of October 31, 2021

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended January 31,
	2022	2021
Revenues:
Homebuilding:
Sale of homes	$551,366	$551,365
Land sales and other revenues	638	3,802
Total homebuilding	552,004	555,167
Financial services	13,309	19,497
Total revenues	565,313	574,664

Expenses:
Homebuilding:
Cost of sales, excluding interest	427,917	439,638
Cost of sales interest	13,745	17,165
Inventory impairment loss and land option write-offs	99	1,877
Total cost of sales	441,761	458,680
Selling, general and administrative	42,746	40,225
Total homebuilding expenses	484,507	498,905

Financial services	10,400	10,354
Corporate general and administrative	29,435	23,483
Other interest	13,393	23,975
Other operations	368	278
Total expenses	538,103	556,995
Income from unconsolidated joint ventures	8,191	1,916
Income before income taxes	35,401	19,585
State and federal income tax provision (benefit):
State	2,543	626
Federal	8,050	-
Total income taxes	10,593	626
Net income	24,808	18,959
Less: preferred stock dividends	2,669	-
Net income available to common stockholders	$22,139	$18,959

Per share data:
Basic:
Net income per common share	$3.12	$2.79
Weighted-average number of common shares outstanding	6,389	6,225
Assuming dilution:
Net income per common share	$3.07	$2.75
Weighted-average number of common shares outstanding	6,501	6,303

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)
(SEGMENT DATA EXCLUDES UNCONSOLIDATED JOINT VENTURES)
(UNAUDITED)

		Contracts (1)			Deliveries			Contract
		Three Months Ended			Three Months Ended			Backlog
		January 31,			January 31,			January 31,
		2022	2021	% Change	2022	2021	% Change	2022	2021	% Change
Northeast
(NJ, PA)	Home	96	43	123.3%	28	53	(47.2)%	240	120	100.0%
	Dollars	$70,068	$33,670	108.1%	$20,357	$31,216	(34.8)%	$188,106	$84,566	122.4%
	Avg. Price	$729,875	$783,023	(6.8)%	$727,036	$588,981	23.4%	$783,775	$704,717	11.2%
Mid-Atlantic
(DE, MD, VA, WV)	Home	205	229	(10.5)%	168	176	(4.5)%	545	610	(10.7)%
	Dollars	$131,716	$144,481	(8.8)%	$99,400	$92,911	7.0%	$374,506	$342,685	9.3%
	Avg. Price	$642,517	$630,921	1.8%	$591,667	$527,903	12.1%	$687,167	$561,779	22.3%
Midwest
(IL, OH)	Home	167	238	(29.8)%	162	183	(11.5)%	610	651	(6.3)%
	Dollars	$59,793	$79,386	(24.7)%	$54,922	$56,593	(3.0)%	$199,317	$192,310	3.6%
	Avg. Price	$358,042	$333,555	7.3%	$339,025	$309,251	9.6%	$326,749	$295,407	10.6%
Southeast
(FL, GA, SC)	Home	228	210	8.6%	104	102	2.0%	545	406	34.2%
	Dollars	$126,454	$98,194	28.8%	$55,495	$45,648	21.6%	$292,384	$199,517	46.5%
	Avg. Price	$554,623	$467,590	18.6%	$533,606	$447,529	19.2%	$536,484	$491,421	9.2%
Southwest
(AZ, TX)	Home	656	736	(10.9)%	498	582	(14.4)%	1,234	1,220	1.1%
	Dollars	$290,090	$267,825	8.3%	$194,330	$190,182	2.2%	$555,580	$437,868	26.9%
	Avg. Price	$442,210	$363,893	21.5%	$390,221	$326,773	19.4%	$450,227	$358,908	25.4%
West
(CA)	Home	199	322	(38.2)%	214	289	(26.0)%	450	788	(42.9)%
	Dollars	$120,141	$174,114	(31.0)%	$126,862	$134,815	(5.9)%	$275,709	$409,186	(32.6)%
	Avg. Price	$603,724	$540,727	11.7%	$592,813	$466,488	27.1%	$612,687	$519,272	18.0%
Consolidated Total
	Home	1,551	1,778	(12.8)%	1,174	1,385	(15.2)%	3,624	3,795	(4.5)%
	Dollars	$798,262	$797,670	0.1%	$551,366	$551,365	0.0%	$1,885,602	$1,666,132	13.2%
	Avg. Price	$514,676	$448,633	14.7%	$469,647	$398,097	18.0%	$520,310	$439,033	18.5%
Unconsolidated Joint Ventures (2)
(excluding KSA JV)	Home	108	184	(41.3)%	109	119	(8.4)%	374	391	(4.3)%
	Dollars	$72,308	$101,907	(29.0)%	$63,620	$71,113	(10.5)%	$250,307	$215,318	16.2%
	Avg. Price	$669,519	$553,842	20.9%	$583,670	$597,588	(2.3)%	$669,270	$550,685	21.5%
Grand Total
	Home	1,659	1,962	(15.4)%	1,283	1,504	(14.7)%	3,998	4,186	(4.5)%
	Dollars	$870,570	$899,577	(3.2)%	$614,986	$622,478	(1.2)%	$2,135,909	$1,881,450	13.5%
	Avg. Price	$524,756	$458,500	14.5%	$479,334	$413,882	15.8%	$534,244	$449,462	18.9%

KSA JV Only
	Home	227	213	6.6%	0	0	0.0%	2,140	1,305	64.0%
	Dollars	$35,747	$33,373	7.1%	$0	$0	0.0%	$336,131	$205,046	63.9%
	Avg. Price	$157,476	$156,681	0.5%	$0	$0	0.0%	$157,071	$157,123	(0.0)%

DELIVERIES INCLUDE EXTRAS
Notes:
(1) Contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

(2) Represents home deliveries, home revenues and average prices for our unconsolidated homebuilding joint ventures for the period. We provide this data as a supplement to our consolidated results as an indicator of the volume managed in our unconsolidated homebuilding joint ventures. Our proportionate share of the income or loss of unconsolidated homebuilding and land development joint ventures is reflected as a separate line item in our consolidated financial statements under “Income from unconsolidated joint ventures”.

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)
(SEGMENT DATA UNCONSOLIDATED JOINT VENTURES ONLY)
(UNAUDITED)
		Contracts (1)			Deliveries			Contract
		Three Months Ended			Three Months Ended			Backlog
		January 31,			January 31,			January 31,
		2022	2021	% Change	2022	2021	% Change	2022	2021	% Change
Northeast
(unconsolidated joint ventures)	Home	13	13	0.0%	4	14	(71.4)%	19	17	11.8%
(excluding KSA JV)	Dollars	$7,806	$17,835	(56.2)%	$5,695	$17,695	(67.8)%	$12,301	$24,675	(50.1)%
(NJ, PA)	Avg. Price	$600,462	$1,371,923	(56.2)%	$1,423,750	$1,263,929	12.6%	$647,421	$1,451,471	(55.4)%
Mid-Atlantic
(unconsolidated joint ventures)	Home	37	23	60.9%	27	30	(10.0)%	126	83	51.8%
(DE, MD, VA, WV)	Dollars	$23,738	$13,326	78.1%	$17,520	$14,401	21.7%	$82,825	$45,745	81.1%
	Avg. Price	$641,568	$579,391	10.7%	$648,889	$480,033	35.2%	$657,341	$551,145	19.3%
Midwest
(unconsolidated joint ventures)	Home	0	1	(100.0)%	0	1	(100.0)%	0	0	0.0%
(IL, OH)	Dollars	$0	$409	(100.0)%	$0	$409	(100.0)%	$0	$0	0.0%
	Avg. Price	$0	$409,000	(100.0)%	$0	$409,000	(100.0)%	$0	$0	0.0%
Southeast
(unconsolidated joint ventures)	Home	38	117	(67.5)%	52	51	2.0%	197	215	(8.4)%
(FL, GA, SC)	Dollars	$31,525	$57,758	(45.4)%	$28,683	$27,042	6.1%	$140,613	$109,244	28.7%
	Avg. Price	$829,605	$493,658	68.1%	$551,596	$530,235	4.0%	$713,772	$508,112	40.5%
Southwest
(unconsolidated joint ventures)	Home	0	4	(100.0)%	0	15	(100.0)%	0	35	(100.0)%
(AZ, TX)	Dollars	$0	$3,152	(100.0)%	$0	$8,739	(100.0)%	$0	$21,216	(100.0)%
	Avg. Price	$0	$788,000	(100.0)%	$0	$582,600	(100.0)%	$0	$606,171	(100.0)%
West
(unconsolidated joint ventures)	Home	20	26	(23.1)%	26	8	225.0%	32	41	(22.0)%
(CA)	Dollars	$9,239	$9,427	(2.0)%	$11,722	$2,827	314.6%	$14,568	$14,438	0.9%
	Avg. Price	$461,950	$362,577	27.4%	$450,846	$353,375	27.6%	$455,250	$352,146	29.3%
Unconsolidated Joint Ventures
(excluding KSA JV)(2)	Home	108	184	(41.3)%	109	119	(8.4)%	374	391	(4.3)%
	Dollars	$72,308	$101,907	(29.0)%	$63,620	$71,113	(10.5)%	$250,307	$215,318	16.2%
	Avg. Price	$669,519	$553,842	20.9%	$583,670	$597,588	(2.3)%	$669,270	$550,685	21.5%

KSA JV Only
	Home	227	213	6.6%	0	0	0.0%	2,140	1,305	64.0%
	Dollars	$35,747	$33,373	7.1%	$0	$0	0.0%	$336,131	$205,046	63.9%
	Avg. Price	$157,476	$156,681	0.5%	$0	$0	0.0%	$157,071	$157,123	(0.0)%

DELIVERIES INCLUDE EXTRAS
Notes:
(1) Contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

(2) Represents home deliveries, home revenues and average prices for our unconsolidated homebuilding joint ventures for the period. We provide this data as a supplement to our consolidated results as an indicator of the volume managed in our unconsolidated homebuilding joint ventures. Our proportionate share of the income or loss of unconsolidated homebuilding and land development joint ventures is reflected as a separate line item in our consolidated financial statements under “Income from unconsolidated joint ventures”.